Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of November 28, 2017, by and between CLUBESSENTIAL, LLC, a Delaware limited liability company (the “Sublandlord”), whose mailing address is 4600 McAuley Place, Suite 350, Cincinnati, Ohio 45242, and SAVARA INC., a Delaware corporation (the “Subtenant”), whose mailing address is 6836 Bee Cave Road, Suite 200, Austin, TX 78746.

1. Recitals. Sublandlord is the “Tenant” under a Lease Agreement dated as of April 10, 2015 (the “Master Lease”), a copy of which is attached hereto as Exhibit A, pursuant to which The Overlook III, LLC, a Texas limited liability company (the “Master Landlord”) leases to Sublandlord certain premises consisting of approximately 6,151 rentable square feet of space located at 6836 Bee Cave Road, Suite 200, Austin, Texas 78746 (the “Premises”). Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the entire Premises, including (a) the fixtures and equipment attached to or located on or about the Premises as of the date this Sublease commences (to the extent such fixtures and equipment, if any, constitute real property), and (b) the furniture listed on Exhibit B attached hereto (the “Furniture”), upon the conditions and subject to the terms and provisions hereinafter set forth. All capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Master Lease.

2. Grant of Sublease. Sublandlord does hereby sublease to Subtenant, and Subtenant hereby subleases from Sublandlord, the Premises, subject to the terms and conditions of this Sublease and the Master Lease. All of the terms of the Master Lease are incorporated into this Sublease, as if fully set forth in this Sublease; provided, however, in the event any of the terms of this Sublease conflict with the Master Lease, the terms of this Sublease shall control. Subtenant shall use the Premises solely for general office purposes.

3. Term. The term of this Sublease shall commence on January 1, 2018 (the “Commencement Date”) and shall expire on July 31, 2021 (the “Term”).

4. Possession. Sublandlord agrees to deliver possession of the Premises to Subtenant on the Commencement Date; provided, that Subtenant and its representatives shall have access to the Premises not later than ten (10) days prior to the Commencement Date for the sole purpose of installing Subtenant’s furniture, fixtures and equipment. Subtenant hereby acknowledges that it has inspected the Premises and Subtenant accepts the Premises and any fixtures and equipment therein “as is”, except that prior to the Commencement Date, Sublandlord shall, at its sole expense, remove the golf simulator from the Premises and restore the space in which the golf simulator was located to an area with finishes similar to those in the balance of the Premises. Neither Sublandlord nor Master Landlord shall provide a tenant improvement allowance to Subtenant.

5. Rent.

(a) Beginning on the Commencement Date, Subtenant agrees to pay, as gross rent for the Premises the (“Rent”), the monthly rent set forth in the table below. All payments of Rent shall be made to the Sublandlord at the Sublandlord’s address set forth in the opening paragraph of this Sublease, or to such other payee or at such other address as may be designated by notice in writing from Sublandlord to Subtenant, without prior demand therefor and without any setoff or deduction whatsoever.

Period	Annual Rent		Monthly Rent
January 1, 2018 – December 31, 2018	$156,850.50		$13,070.88
January 1, 2019 – December 31, 2019	$159,926.00		$13,327.17
January 1, 2020 – December 31, 2020	$163,001.50		$13,583.46
January 1, 2021 – July 31, 2021	$96,878.25	*	$13,839.75

*	Prorated for partial year

(b) Notwithstanding the foregoing, Rent shall be 100% abated for the first month of the Term, such that the first installment of Rent shall be payable on February 1, 2018.

(c) Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease. If Rent is not paid when due, Subtenant shall pay, relative to the delinquent payment, an amount equal to the sum which would be payable by Sublandlord to Master Landlord for an equivalent delinquency under the Master Lease. To the extent Subtenant’s specific use or occupancy of the Premises gives rise to any additional charges from Master Landlord to Sublandlord, pursuant to the terms of the Master Lease, Subtenant shall, upon demand, directly pay to Master Landlord, or reimburse Sublandlord, an amount equal to such charges.

(d) Subtenant shall also pay, as and when due, all taxes and assessments levied against trade fixtures, alterations, additions, improvements, inventories and other personal property located at the Premises and/or installed or maintained on the Premises by Subtenant; and, promptly following request therefor from Sublandlord, Subtenant shall provide Sublandlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes or assessments are not separately assessed or billed to Subtenant, Subtenant shall pay the amount thereof as invoiced by Sublandlord.

(e) Except for utilities that are the responsibility of the Master Landlord under the Master Lease, Subtenant shall transfer all utilities for the Premises into its name and shall pay all charges for such utilities as they become due.

6. Maintenance and Repair. During the Term, Subtenant shall promptly perform and pay for all maintenance, repairs and replacements to the Premises, to the extent required to be performed by Sublandlord under the Master Lease and shall keep the Premises in good order and condition as required by the Master Lease. To the extent that the Master Lease imposes any maintenance obligation on the Master Landlord, Subtenant agrees to accept performance of such maintenance obligation by Master Landlord and agrees that Sublandlord has no obligation to Subtenant to perform any maintenance on the Premises. Subtenant, at its sole cost, shall be responsible for obtaining janitorial service for the Premises.

7. Insurance; Release.

(a) Subtenant shall maintain the insurance required by Section 9 of the Master Lease and shall name Master Landlord, Sublandlord and any other party designated by either of them as an additional insured.

(b) To the extent that the Master Lease imposes an insurance obligation on the Master Landlord, Subtenant agrees to accept performance of such insurance obligation by Master Landlord and agrees that Sublandlord has no separate insurance obligation to Subtenant.

(c) All of Subtenant’s trade fixtures, equipment, supplies and all other personal property in or about the Premises, which is deemed to include the trade fixtures, equipment, supplies, and personal property of others located in or about the Premises at the invitation, direction or acquiescence (express or implied) of Subtenant (all of which property shall be referred to herein, collectively, as “Subtenant’s Property”), shall be and remain at Subtenant’s sole risk. Neither Sublandlord nor Master Landlord shall be liable to Subtenant or to any other person for, and Subtenant hereby releases Sublandlord and Master Landlord from (a) any and all liability for theft or damage to Subtenant’s Property, and (b) any and all liability for any injury to Subtenant or its employees, agents, contractors, guests and invitees in or about the Premises.

(d) Notwithstanding anything contained in this Sublease to the contrary, Subtenant hereby waives any rights it may have against the Sublandlord and Master Landlord on account of any loss of, or damage to, Subtenant’s Property arising from any risk which is required to be insured against by this Sublease or the Master Lease. The insurance policies maintained by Subtenant, as required by this Sublease, shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Sublandlord and Master Landlord.

8. Indemnity by Subtenant. Subtenant agrees to protect, defend, indemnify and hold harmless Sublandlord and its officers, directors, shareholders, employees, agents, invitees and assigns from and against all losses, claims and expenses, including reasonable fees of counsel arising out of, resulting from, caused by or occurring in connection with Subtenant’s occupancy of the Premises after the Commencement Date, or occurring in connection with any breach of this Sublease or the Master Lease by Subtenant after the Commencement Date of this Sublease, including, but not limited to, the presence of any hazardous wastes, hazardous materials or other environmental contaminants. The foregoing indemnification obligation shall survive the expiration or earlier termination of the Term. Subtenant further agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from the acts or omissions of Subtenant, for which Sublandlord has an obligation to indemnify or hold harmless the Master Landlord under the Master Lease.

9. Indemnity by Sublandlord. Sublandlord agrees to protect, defend, indemnify and hold harmless Subtenant and its officers, directors, shareholders, employees, agents, invitees and assigns from and against all losses, claims and expenses, including reasonable fees of counsel arising out of, resulting from, caused by or occurring in connection with Sublandlord’s occupancy of the Premises prior to the Commencement Date, or occurring in connection with any breach of this Sublease or the Master Lease by Sublandlord prior to the Commencement Date of this Sublease, including, but not limited to, the presence of any hazardous wastes, hazardous materials or other environmental contaminants. The foregoing indemnification obligation shall survive the expiration or earlier termination of the Term.

10. Alterations. Subtenant shall not make or suffer to be made any alterations, additions or improvements to or of the Premises, or any part thereof, or attach any fixtures or equipment thereto (“Alterations”), without Sublandlord’s prior written consent and, to the extent required under the terms of the Master Lease, Master Landlord’s prior written consent. Subtenant shall repair all damage to the Premises caused by the installation or removal of Subtenant’s fixtures, equipment, furniture or Alterations. Upon the termination of this Sublease, if required by Sublandlord or Master Landlord, Subtenant shall remove any or all trade fixtures and Alterations made or installed by Subtenant and shall restore the Premises to its condition existing prior to the construction of any such items. All such removals and restoration shall be accomplished in a good and workmanlike manner and so as not to cause any damage to the Premises. If Sublandlord or Master Landlord requires removal of any Alteration made by Subtenant, or a portion thereof, and Subtenant does not make such removal in accordance with this Section, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, deliver the same to any other place of business of Subtenant, or warehouse the same. Subtenant shall pay the costs of such removal, repair, delivery and warehousing on demand. As between Sublandlord and Subtenant, Subtenant shall not be required to remove any Alterations performed by Sublandlord prior to the Commencement Date or to restore the Premises to its condition prior to the making of such Alterations. Subtenant’s obligations under this Section shall survive the expiration or earlier termination of this Sublease.

11. Signage. Subtenant may install and maintain signage on and about the Premises in conformity with the terms of the Master Lease and all applicable laws, with the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed.

12. Parking. With respect to parking, Subtenant and its employees, customers and licensees shall have the rights and obligations of Sublandlord its employees, customers and licenses, under the Master Lease, including Section 5(C) of the Master Lease.

13. Default. Each of the following shall be deemed an “Event of Default” by Subtenant hereunder and a material breach of this Sublease:

(a) Subtenant shall fail to pay any Rent when and as the same becomes due and payable, or shall fail to make any other payment due hereunder, within three (3) days of when due;

(b) Subtenant shall fail to comply with any term or condition or fulfill any obligation of this Sublease (other than the payment of Rent or other charges) within fifteen (15) calendar days after written notice by Sublandlord specifying the nature of the default with reasonable particularity;

(c) Subtenant shall abandon the Premises;

(d) The making of a general assignment by Subtenant for the benefit of creditors; the filing of a voluntary petition by Subtenant or the filing of an involuntary petition by any of Subtenant’s creditors seeking the rehabilitation, liquidation or reorganization of Subtenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within thirty (30) days of such filing; the appointment of a receiver or other custodian to take possession of substantially all of Subtenant’s assets or this subleasehold; Subtenant’s insolvency or inability to pay Subtenant’s debts or failure generally to pay Subtenant’s debts when due; any court entering a decree or order directing the winding up or liquidation of Subtenant or of substantially all of Subtenant’s assets; Subtenant taking any action toward the dissolution or winding up of Subtenant’s affairs; the cessation or suspension of Subtenant’s use of the Premises; or the attachment, execution or other judicial seizure of substantially all of Subtenant’s assets or this subleasehold; or

(e) Subtenant shall, by its act or omission, cause a default under the Master Lease and such default shall not be cured within the time, if any, permitted for such cure under the Master Lease.

14. Remedies upon an Event of Default. Upon the occurrence of any one or more Events of Default, Sublandlord may exercise any remedy against Subtenant which Master Landlord may exercise for default by Sublandlord under the Master Lease.

15. Furniture. Sublandlord shall leave the Furniture in the Premises during the Term for use by Subtenant. Sublandlord shall remove from the Premises all furniture not included in the Furniture. Subtenant may move the Furniture within the Premises and may, at Subtenant’s sole cost and after giving notice to Sublandlord, store any unnecessary Furniture at a location or locations other than the Premises. Subtenant shall maintain the Furniture in good condition and repair, ordinary wear and tear excepted. Prior to the end of the Term, Subtenant may provide Sublandlord with a list of the items of Furniture it wishes to purchase and Sublandlord will provide Subtenant with a purchase price for each such item of Furniture. For the items of Furniture, with respect to which the parties are able to agree on a purchase price, Subtenant shall pay such purchase price to Sublandlord and Sublandlord shall transfer such items of Furniture, in their “as-is, where-is” condition, to Subtenant by a bill of sale.

16. Security Deposit. Subtenant hereby deposits with Sublandlord the sum of $13,839.75 as security for the full and faithful performance by Subtenant of all the terms, conditions and covenants contained in this Sublease on the part of Subtenant to be performed, including, but not limited to, the payment of Rent. In the event of a default by Subtenant of any term, condition or covenant herein contained, Sublandlord may apply all or any part of such security deposit to curing all or any part of such default; and Subtenant agrees to promptly, upon demand, deposit such additional sum with Sublandlord as may be required to maintain the full amount of the security deposit. All sums held by Sublandlord pursuant to this Section shall be held without interest.

17. Warranty of Quiet Enjoyment. Sublandlord represents that it has full power and authority to enter into this Sublease, subject to the consent of the Master Landlord, as required under the Master Lease. Sublandlord represents that there are no other assignments or subleases in effect as of the Commencement Date of this Sublease that would give any third party a leasehold interest or any occupancy rights in the Premises. So long as Subtenant is not in default in the performance of its covenants and agreements in this Sublease, Subtenant’s quiet enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord.

18. Assignment and Subletting. Subtenant shall not assign, sublease, mortgage, pledge or hypothecate its subleasehold interest or any part thereof, whether by operation of law or otherwise, without the prior written approval of Sublandlord, which approval shall not be unreasonably withheld conditioned or delayed. Any purported assignment, sublease or other pledge or conveyance in violation of this provision shall be null, void and of no legal effect. The merger of Subtenant with any other entity or the transfer of any controlling or managing ownership or beneficial interest in Subtenant, or the assignment of a substantial portion of the assets of Subtenant, whether or not located at the Premises, shall not constitute an assignment hereunder.

19. Limitation of Liability. Sublandlord’s liability under this Sublease shall be limited to Sublandlord’s leasehold estate in the Premises and any judgment taken against Sublandlord arising out of or related to this Sublease, the Premises, or the use and occupancy thereof may be enforced only against such leasehold estate.

20. Brokerage. Each of Subtenant and Sublandlord hereby represents and warrants that, except for Cushman & Wakefield, it has not dealt with any broker, agent or other person in connection with this transaction and that no other broker, agent or any other person brought about this transaction, and each party agrees to indemnify and hold the other party harmless from and against any claim by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with it in connection with this subleasing transaction. Sublandlord shall be responsible for the commission payable to Cushman & Wakefield. The provisions of this Section shall survive the termination of this Sublease.

21. Terms of the Master Lease. This Sublease and all the rights of parties hereunder are subject and subordinate to the Master Lease. Each party agrees that it will not, by its act or omission, cause a default under the Master Lease. In order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or Event of Default, as defined in Section 19 of the Master Lease, by Sublandlord under the Master Lease:

(a) Provided Subtenant shall timely pay all Rent when and as due under this Sublease, Sublandlord shall pay, when and as due, all base rent and other charges payable by Sublandlord to Master Landlord under the Master Lease;

(b) Except as otherwise expressly provided in this Sublease, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Master Lease at least three (3) days prior to the date when Sublandlord’s performance is required under the Master Lease. Sublandlord shall have the right, but not the obligation, to enter the Premises to cure any default by Subtenant under this Section;

(c) Sublandlord agrees not to terminate, modify, amend or alter the Master Lease in any way that would materially or adversely impact the Subtenant or affect any of the terms and provisions of this Sublease;

(d) Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Master Landlord under the Master Lease. In the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make timely demand upon Master Landlord to perform its obligations under the Master Lease and, provided that Subtenant specifically agrees to pay all costs and expenses of Sublandlord (including, but not limited to, reasonable attorneys’ fees), and provides Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Master Lease.

22. Master Landlord’s Requests. If Master Landlord requests financial statements, subordination agreements or estoppel certificates from Sublandlord, Subtenant, upon request from Sublandlord, will provide any financial information and execute all instruments necessary to satisfy Master Landlord’s request, within seven (7) days after such request.

23. Miscellaneous.

(a) The provisions of this Sublease shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns.

(b) No waiver of any of the covenants or agreements herein contained, or of any breach hereof, shall be taken or construed to constitute a waiver of any subsequent breach of such covenants and agreements or to justify or authorize the non-observance at any other time of the same or any other covenants and agreements hereof.

(c) This Sublease constitutes the entire agreement between the parties and all prior agreements whether written or oral are merged herein. This Sublease can be changed, modified, or discharged only by an agreement in writing signed by the party against whom the enforcement of the change, modification, or discharge is sought.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. In any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.

(e) This Sublease may be executed in counterpart copies. Any fully-executed counterpart copy of this Sublease shall be deemed an original for all purposes.

(f) The recitals and all exhibits and attachments attached to this Sublease are incorporated into and made a part of this Sublease.

[Remainder of page intentionally left blank. Signature page follows.]

EXECUTED by the parties as of the date first written above.

SUBLANDLORD:

CLUBESSENTIAL, LLC, a Delaware limited
liability company

By:	/s/ Randy Eckels
Name: Randy Eckels
Title: CEO

SUBTENANT:

SAVARA INC., a Delaware corporation

By:	/s/ Dave L Lowrance
Name: Dave L Lowrance
Title:

EXHIBIT A

Intentionally Omitted

EXHIBIT B

Intentionally Omitted